Sheet1

Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 6/30/01

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the semi-annual period ended June 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/27/2001	$ 15,000	Federal Home Loan Mtg	5.000%	04/11/2002
04/18/2001	10,000	U.S. Treasury Note	5.000	03/31/2003
05/30/2001	35,000	Student Loan Marketing	5.000	12/06/2002

Last Updated on 08/27/2001
By Win95 User